EXHIBIT 10.1

TRANSITION SERVICES AGREEMENT DATED AS OF DECEMBER 18, 2012 BETWEEN THE GROUP AND BBVA

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

dated as of

December 18, 2012

between

ORIENTAL FINANCIAL GROUP INC.

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

TABLE OF CONTENTS

Page

Article 1
Definitions

Section 1.01.  Definitions.......................................................................................... 1

Article 2
Purchase And Sale Of Services

Article 3
Service Costs; Other Charges

Article 4
The Services

Article 5
Disclaimer, Liability And Indemnification

Article 6
Term and Termination

Article 7
Additional Agreements

Article 8
Representations And Warranties

Section 8.01.  Representations and Warranties of Provider.................................... 14

Section 8.02.  Representations and Warranties of Recipient................................... 15

Article 9
Miscellaneous

Schedule A     Services

Schedule B      Liaisons

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of December 18, 2012 by and between Banco Bilbao Vizcaya Argentaria, S.A., a limited liability company incorporated in Spain (“Provider”), and Oriental Financial Group Inc., a Puerto Rico corporation (“Recipient”).

RECITALS

WHEREAS, Provider and Recipient have entered enter into an Acquisition Agreement dated as of June 28, 2012 (the “Acquisition Agreement”) providing for the sale by Provider of the Transferred Shares to Recipient, as more fully set forth therein; and

WHEREAS, the Acquisition Agreement contemplates that the parties hereto will, at the Closing, enter into this Agreement for the provision of certain services to the Companies, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and permitted assigns, hereby agree as follows:

Article 1
Definitions

Section 1.01.  Definitions.  (a)Any capitalized term that is used herein but not defined herein shall have the meaning assigned to such term in the Acquisition Agreement.

                      (b)            As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, commonwealth, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its Affiliates, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, San Juan, Puerto Rico or Madrid, Spain are authorized or required by Applicable Law to close.

“Governmental Authority” means any transnational, domestic or foreign federal, commonwealth, state or local governmental, regulatory or administrative authority (including any self-regulatory authority), department, court, agency or official, including any political subdivision thereof.

“Insolvency Event” means with respect to either party, as applicable, (i) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure of such proceedings to be discharged within 60 days), reorganization proceedings or similar proceeding with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

“Interest Rate” means (i) LIBOR plus (ii) 200 basis points.

“LIBOR” means the one-year London Interbank Offered Rate as of 11 a.m., London time, on the day that is three Business Days preceding the relevant date of payment, as published by The Wall Street Journal, U.S. Edition.

“Mark-up Percentage” means 0% from the date hereof until the six month anniversary of the date hereof, and 15% thereafter.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Provider Systems”  means any computer software program or routine or part thereof owned, licensed or provided by Provider, its Affiliates or its suppliers on Provider’s or any of its Affiliates’ behalf, each as modified, maintained or enhanced from time to time by Provider, Recipient, any of their respective Affiliates or any third party.

“Recipient Systems”  means any computer software program or routine or part thereof owned, licensed or provided by Recipient, its Affiliates or its suppliers on Recipient’s or any of its Affiliates’ behalf, each as modified, maintained or enhanced from time to time by Recipient, Provider, any of their respective Affiliates or any third party.

“Schedule” means a Schedule attached hereto forming part of this Agreement.

“Service Costs” means, with respect to any Service, (i) the charge for such Service based on the pricing terms on which such Service was provided by Provider or its Affiliates (other than the Companies) to the Companies during the most recent relevant billing period prior to Closing, as may be adjusted from time to time to reflect changes after the date hereof in Provider’s cost of providing the Services as set forth in Section 3.01(b), plus  (ii) an amount equal to the product of (x) the Mark-up Percentage and (y) the amount determined in accordance with clause (i).

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person.

“Systems”  means the Provider Systems or the Recipient Systems, individually, or the Provider Systems and the Recipient Systems, collectively, as the context may indicate or require.

                                                           (c)                        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Agreement	Recitals
Actions	5.03
Additional Services	2.01(a)
Agreement	Preamble
Baseline Period	4.01(a)
Confidential Information	7.01
force majeure	9.03
Invoice Date	3.03(a)
Liaison	4.04(a)
Payment Date	3.03(b)
Provider	Preamble
Provider Indemnified Person	5.02
Recipient	Preamble
Recipient Indemnified Person	5.04
Services	2.01
Services IP	7.02(c)

Article 2
Purchase And Sale Of Services

Section 2.01.  Purchase and Sale of Services.

                       (a)            On the terms and subject to the conditions of this Agreement and in consideration of the charges described in Section 3.01 below, Provider agrees to provide to Recipient, or procure the provision to Recipient of, and Recipient agrees to purchase from Provider, the transition services set forth on Schedule A (the “Services”).  During the term of this Agreement, Recipient may request that Provider provide additional services (“Additional Services”) and Provider shall consider all such requests in good faith.  If Provider determines to provide any such Additional Services the parties shall negotiate in good faith the terms on which such Additional Services will be provided and, if those terms are mutually agreed upon, Schedule A shall be amended pursuant to Section 9.11 to reflect such addition and the Additional Service will be deemed to form a part of the Services.  The foregoing provision shall not be construed as imposing any obligation on the part of Provider to enter into any agreement with the Recipient or to negotiate with Recipient in the event that Provider determines in good faith not to provide the requested Additional Service.

                      (b)            It is understood that (i) the Services to be provided to Recipient under this Agreement shall only be provided for the purpose of conducting the business of the Companies substantially as conducted prior to Closing, and (ii) Provider may satisfy its obligation to provide or procure Services hereunder by causing one or more of its Affiliates to provide or procure such Services, which Affiliates it may change at its discretion from time to time, provided  that Provider shall remain responsible for the performance of such Affiliates.

                       (c)            Except for the Services expressly contemplated to be provided in accordance with this Section 2.01, Provider shall have no obligation under this Agreement to provide any services to Recipient.

Section 2.02.  Third Party Licenses and Consents.  Provider and Recipient shall use commercially reasonable efforts to obtain, and to keep and maintain in effect, all governmental or third party licenses and consents required for the provision of any Service by Provider in accordance with the terms of this Agreement; provided  that if Provider is unable to obtain any such license or consent, Provider shall promptly notify Recipient in writing and shall, and shall cause its Affiliates to, use commercially reasonable efforts to implement an appropriate alternative arrangement.  The costs relating to obtaining any such licenses or consents shall be borne by Recipient; provided  that Provider shall not incur any such costs without the prior written consent of Recipient.  If any such license, consent or alternative arrangement is not available despite the commercially reasonable efforts of Provider and its Affiliates or as a result of Recipient failing to consent to the incurrence of costs relating to obtaining any such license or consent, Provider shall not be required to provide the affected Services.

Section 2.03.  Third Party Providers.  If Provider receives written notice from any third party service provider that such Person intends to terminate a service pursuant to which Provider provides a Service to Recipient, then Provider shall provide a copy of such written notice to Recipient and shall use commercially reasonable efforts to secure the continued provision of that Service from such third party or an alternative service provider.  If Provider is unable to secure the continued provision of that Service from such third party or an alternative service provider, Provider shall not be required to provide the affected Service.

Section 2.04.  Cooperation.  Provider and Recipient agree to cooperate in providing for an orderly transition of Services, including Services terminated pursuant to Section 6.02, to Recipient or a successor service provider designated by Recipient.

Article 3
Service Costs; Other Charges

Section 3.01.  Service Costs Generally.  (a)Unless the applicable Schedule hereto expressly provides otherwise (in which event the parties agree to the costs set forth therein) or the parties agree in writing to a different arrangement, for each period in which Recipient receives a Service hereunder, Recipient shall pay Provider the Service Costs for the applicable Service.

                      (b)            If at any time, or from time to time, after the date hereof there is a material decrease in Provider’s cost of providing a given Service, the Service Cost with respect to such Service will be appropriately adjusted by Provider to account for such change.  If at any time, or from time to time, after the date hereof there is a material increase in Provider’s cost of providing a given Service, Provider will notify Recipient of the increase in writing, specifying the reasons for the increase.  Recipient shall have the option to (i)bear the increase or (ii)notify Provider within five Business Days of receipt of Provider’s notice of such increase that Recipient wishes to immediately terminate the relevant Service notwithstanding the notice requirement in Section 6.02(a).  Unless a termination notice is provided pursuant to the foregoing sentence, the increased Service Cost with respect to the affected Service will take effect five Business Days following Recipient’s receipt of Provider’s notice of such increase.

Section 3.02. Taxes.  (a)  Recipient shall pay all applicable sales or use taxes incurred with respect to provision of the Services.  Such taxes shall be incremental to other payments or charges identified in this Agreement.

(b)        All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by Applicable Law, in which event the amount of the payment due from the party required to make such payment (other than amounts of interest) shall be increased to an amount which after any withholding or deduction leaves an amount equal to the payment which would have been due if no such deduction or withholding had been required.  The parties shall cooperate with each other in determining the extent to which any such deduction or withholding applies under the circumstances and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by the other party.

Section 3.03.  Invoicing and Settlement.  (a)Unless any Schedule hereto indicates otherwise or the parties agree in writing to a different arrangement, Provider shall invoice or notify in writing the Recipient on a monthly basis for the charges for Services hereunder for the prior month (the date of delivery of such invoice, the “Invoice Date”).

                      (b)            Recipient agrees to pay on or before the date (each, a “Payment Date”) that is 30 days after the Invoice Date by wire transfer of immediately available funds payable to the order of Provider to such account(s) designated by Provider all amounts invoiced by Provider pursuant to Section 3.03(a).  If Recipient disputes any invoice or other request for payment, then Recipient may withhold the disputed amount and will notify Provider in writing within seven days of the receipt of the invoice or request for payment and the dispute will be resolved in accordance with Section 4.04.  Where only part of an invoice is disputed, Recipient will pay the undisputed amount on the due date.  If it is determined that Provider is entitled to all or any portion of the disputed amount, Recipient will pay Provider the applicable amount within 10 days of such determination and such payment shall include interest at the Interest Rate from the original relevant Payment Date to the actual payment date.

Article 4
The Services

Section 4.01.  Standards of Service.  (a)Unless any Schedule hereto indicates otherwise or the parties agree in writing to a different arrangement, the level or volume of any specific Service required to be provided to Recipient hereunder shall be at a level or volume consistent in all material respects with the level or volume, as the case may be, of such specific Service as utilized by the Companies during the twelve-month period prior to the date hereof (the “Baseline Period”).

                      (b)            The manner, nature, quality and standard of care applicable to the delivery by Provider of the Services hereunder shall be substantially the same as that of similar services which Provider provided for the Companies during the Baseline Period.

                       (c)            Provider shall have no obligation to provide any Services hereunder in respect of any business, assets or properties not forming part of the business of the Companies as of the date hereof.

Section 4.02.  Changes to Services.  It is understood and agreed that Provider may from time to time modify or change the manner, nature, quality and/or standard of care of any Service provided to Recipient to the extent Provider is making a similar change in the performance of such services for the Provider and its Affiliates and provided that any such modification, change or enhancement will not reasonably be expected to materially affect such Service.  Provider shall furnish to Recipient substantially the same notice (in content and timing), if any, as Provider furnishes to its own organization with respect to such modifications or changes.

Section 4.03.  Management of Services By Provider.  Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services by Provider shall reside solely with Provider and notwithstanding anything to the contrary Provider shall be permitted to choose the personnel, methodology, systems, applications and third party providers it utilizes in the provision of such Services; provided that Provider shall remain responsible for the performance of the Services in accordance with this Agreement.  The provision, use of and access to the Services shall be subject to (i) Provider’s business, operational and technical environment, standards, policies and procedures as in effect from time to time, (ii) Applicable Law and (iii) the terms of this Agreement.

Section 4.04.  Liaisons.  (a)  Each party shall designate one representative to act as such party’s primary contact person in connection with the Services (each, a “Liaison”).  The Liaisons will oversee the implementation and ongoing operation of this Agreement and shall attempt in good faith to resolve disputes between the parties.  The parties have designated their respective initial Liaisons and provided contact information therefor on Schedule B.  The parties shall ensure that their respective Liaisons shall meet in person or telephonically at such times as are reasonably requested by Provider or Recipient to review and discuss the status of, and any issues arising in connection with, the Services or this Agreement.  Each party may re-designate its Liaison(s) from time to time; provided  that it shall notify the other party in writing of the name and contact information for the newly designated Liaison(s) in accordance with Section 9.05.

                      (b)            If the Liaisons are unable to make a decision, resolve a dispute or agree upon any necessary action, the unresolved matter shall be referred to a senior officer of each of Provider and Recipient notified to the other party for such purpose from time to time, who shall attempt in good faith within a period of 14 days to conclusively resolve any such matter.  If such senior officers of the parties are unable to resolve the dispute within 30 days from the date such dispute was submitted for consideration or such longer period as the parties may agree, either party may pursue its remedies under Section 9.07.

Article 5
Disclaimer, Liability And Indemnification

Section 5.01.  Exclusion Of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED “AS-IS” WITH NO WARRANTIES, AND PROVIDER EXPRESSLY EXCLUDES AND DISCLAIMS ANY WARRANTIES UNDER OR ARISING AS A RESULT OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT OR ANY OTHER WARRANTY WHATSOEVER.

Section 5.02.   Limitation of Liability.  (a)Recipient agrees that, except for the indemnity obligation set forth in Section 5.04, none of Provider, its Affiliates or any of its or their respective directors, officers, agents, consultants, representatives and/or employees (each, a “Provider Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to Recipient or its Affiliates or any other Person for or in connection with the Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of a Provider Indemnified Person in connection with any such Services or the transactions contemplated hereby, except to the extent any damages have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any such Services, actions or inactions.

                      (b)            Notwithstanding the provisions of Section 5.02(a), no Provider Indemnified Person or Recipient Indemnified Person shall be liable for any special, indirect, incidental, consequential or punitive damages of any kind whatsoever in any way due to, resulting from or arising in connection with any of the Services or the performance of or failure to perform Provider’s or Recipient’s obligations under this Agreement, as applicable.  This disclaimer applies without limitation (i) to claims arising from the provision of the Services or any failure or delay in connection therewith, (ii) to claims for lost profits or opportunities, (iii) regardless of the form of action, whether in contract, tort (including negligence), strict liability, or otherwise, and (iv) regardless of whether such damages are foreseeable or whether the Provider or Recipient, as applicable, or any of its Affiliates has been advised of the possibility of such damages.

                       (c)            In addition to the foregoing, each party hereto agrees that it shall, in all circumstances, use commercially reasonable efforts to mitigate and otherwise minimize its damages and those of its Affiliates, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other party to comply fully with its obligations under this Agreement.

Section 5.03.   Indemnification of Provider by Recipient.  Recipient agrees to indemnify and hold harmless each Provider Indemnified Person from and against any damages, and to reimburse each Provider Indemnified Person for all costs, damages, liabilities and fees and expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending any Action) (collectively, “Losses”) incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Provider Indemnified Person is a party (collectively, “Actions”), arising out of or in connection with Services rendered or to be rendered by or on behalf of any Provider Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any actions or inactions by or on behalf of any Provider Indemnified Person in connection with any such Services or transactions; provided  that Recipient shall not be responsible for any Losses of any Provider Indemnified Person to the extent such Losses have resulted from such Provider Indemnified Person’s gross negligence or willful misconduct in connection with any of such Services, actions or inactions.

Section 5.04.   Indemnification of Recipient by Provider.  Provider agrees to indemnify and hold harmless the Recipient, each of its Affiliates and its and their respective directors, officers, agents, consultants, representatives and/or employees (each, a “Recipient Indemnified Person”) from and against any Losses incurred in investigating, preparing, or defending any Action, in each case solely to the extent such Losses have arisen out of the gross negligence or willful misconduct of any Provider Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

Section 5.05.  Indemnification as Exclusive Remedy.  Except for the termination rights provided under Sections 6.02(b) and 6.02(c), the indemnification provisions of this Article 5 shall be the exclusive remedy for money damages for breach of this Agreement and any matters relating to this Agreement.

Article 6
Term and Termination

Section 6.01.   Term.  Except as otherwise provided in this Article 6 or Section 9.03, or as otherwise agreed in writing by the parties, the term of this Agreement with respect to each Service shall commence as of the Closing and shall cease on the earliest of (i) the date set forth in respect of such Service on the applicable Schedule hereto, (ii) the date that is twelve months after the Closing Date or (iii) such earlier date as determined in accordance with Section 6.02.  This Agreement shall terminate in its entirety upon the expiration of the terms (as determined pursuant to the preceding sentence) of all Services; provided  that the provisions of Articles 3, 5, 6 and 9 and Sections 7.01 and 7.02 shall survive any such termination indefinitely.

Section 6.02.   Termination.  (a)Except as otherwise provided in any Schedule hereto, Recipient may from time to time terminate this Agreement with respect to one or more of the Services it receives, in whole or in part, upon giving at least 60 days’ prior notice to Provider.

                      (b)            Provider may terminate any Service or any part thereof it provides at any time if (i)Recipient shall have failed to perform any of its material obligations under this Agreement relating to any such Service, (ii)Provider has notified Recipient in writing of such failure and (iii)such failure (A)shall have continued uncured for a period of 30 days after receipt by Recipient of written notice of such failure or (B)is incapable of remedy.  For the avoidance of doubt, the failure by Recipient to pay the full amount of any invoiced amount when due shall be considered a breach of Recipient’s material obligations under this Agreement.

                       (c)            Recipient may terminate any Service it receives as provided in the applicable Schedule or at any time if (i)Provider shall have failed to perform any of its material obligations under this Agreement relating to any such Service, (ii)Recipient has notified Provider in writing of such failure and (iii)such failure (A)shall have continued for a period of 30 days after receipt by Provider of written notice of such failure or (B)is incapable of remedy.

                      (d)            Upon completion of the sale or other disposition by Recipient of any portion of the business, assets or properties of the Companies, Provider’s obligation to provide any Service in respect of the business, assets or properties so disposed shall terminate automatically and without any notice or other action by Provider, and the aggregate level or volume of such Service required to be provided to the Recipient, and (if applicable and if the Recipient has given Provider at least 60 days’ prior notice of the sale or disposition and subject to Section 6.03(a)(ii)) the Service Costs payable by Recipient in respect thereof, shall be reduced appropriately.

                       (e)            Either party may terminate this Agreement at any time with immediate effect upon serving written notice upon the other party if the other party suffers an Insolvency Event.

Section 6.03.   Effect of Termination.  (a)Other than as required by Applicable Law, upon termination of any Service pursuant to Section 6.02, Provider shall have no further obligation to provide the terminated Service and Recipient shall have no obligation to pay any fees relating to such Services; provided  that, notwithstanding such termination, Recipient shall remain liable to Provider for (i)Service Costs and other fees owed and payable in respect of Services provided prior to the effective date of the termination and (ii)in the case of a termination under Section 3.01(b) or Section 6.02(a), (b) or (d), any costs incurred by Provider between the time of such termination and the time the provision of the relevant Service(s) would have terminated absent such early termination to the extent Provider cannot avoid the incurrence of such costs using commercially reasonable efforts (other than, in the case of a termination under Section 3.01(b), for any increase in such costs identified in writing by Provider pursuant to Section 3.01(b)).

                      (b)            Termination of this Agreement as provided for herein shall not prejudice or affect any rights or remedies which shall have accrued to either party, a Recipient Indemnified Person or a Provider Indemnified Person.

Article 7
Additional Agreements

Section 7.01.  Confidential Information

                       (a)            The parties hereby covenant and agree to keep confidential all Confidential Information relating to the other party or any of such other party’s Affiliates.  Without limiting the generality of the foregoing, each party shall cause its employees and agents to exercise the same level of care with respect to Confidential Information relating to the other party or any of its Affiliates as it would with respect to proprietary information, materials and processes relating to itself or any of its Affiliates.  “Confidential Information” shall mean all information, materials and processes relating to a party or any Affiliate of such party obtained by the other party or any Affiliate of such other party at any time (whether prior to or after the date hereof) in any format whatsoever (whether orally, visually, in writing, electronically or in any other form) arising out of the rendering or receipt of Services hereunder (or preparations for the same or for the termination thereof) and shall include, but not be limited to, economic and business information or data, business plans, computer software and information relating to employees, vendors, customers, products, financial performance and projections, processes, strategies and systems but shall not include (i) information which is or becomes generally available to the public other than by release in violation of the provisions of this Section 7.01(a), (ii) information which is or becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement, provided the party in question reasonably believes that such source is not or was not bound by a legal or contractual obligation to the other party or one of its Affiliates to hold such information confidential and (iii) information acquired or developed independently by a party without use or reference to otherwise Confidential Information of the other party.  Except with the prior written consent of the other party, each party will use the other party’s Confidential Information only in connection with the performance of its obligations hereunder and each party shall use commercially reasonable efforts to restrict access to the other party’s Confidential Information to those employees of such party requiring access for the purpose of providing or receiving Services hereunder.  Notwithstanding any provision of this Section 7.01(a) to the contrary, a party may disclose such portion of the Confidential Information relating to the other party to the extent, but only to the extent, the disclosing party reasonably believes that such disclosure is required under Applicable Law or the rules of a Governmental Authority; provided  that if permissible under Applicable Law and practicable, the disclosing party shall first notify the other party hereto of such requirement and allow such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure.  The parties acknowledge that money damages would not be a sufficient remedy for any breach of the provisions of this Section 7.01(a) and that the non-breaching party shall be entitled to equitable relief in a court of law in the event of, or to prevent, a breach of this Section 7.01(a).

Section 7.02.  Ownership of Assets.  (a)Provider Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of Provider or its Affiliates and/or their suppliers as applicable.

                      (b)            Recipient Systems and any and all enhancements thereof or improvements thereto are and shall remain the sole exclusive property of Recipient or its Affiliates and/or their suppliers as applicable.

                       (c)            Any Intellectual Property created or developed by Provider during the term of this Agreement exclusively for Recipient in connection with the performance of the Services hereunder (the “Services IP”) shall be owned by Provider, but Provider hereby grants Recipient a worldwide, non-exclusive, fully paid-up, perpetual, irrevocable, sublicenseable, royalty-free license to use such Intellectual Property.  For the avoidance of doubt, the Services IP shall not include enhancements or improvements to the Recipient Systems and the Transferred Software shall be deemed Recipient Systems to the extent and solely to the extent, that Seller was providing support to the Companies' use of such applications as of the Closing Date.

                      (d)            If the receipt or provision of the Services hereunder requires the use by Provider or Recipient, as applicable, of the Intellectual Property of the Provider or Recipient, as applicable, then Recipient or Provider hereby grants to the Provider or Recipient, as applicable, the non-exclusive, royalty-free right to use such Intellectual Property for the sole purpose of, and only to the extent and for the duration necessary for, the receipt or provision of the Services hereunder, pursuant to the terms and conditions of this Agreement.

Section 7.03.  Security.  Each party, its Affiliates and their respective employees, authorized agents and subcontractors shall only use or access such other party’s Systems, premises or data to the extent such Person is authorized by the other party or pursuant to the terms hereof.  Each party, its Affiliates and their employees, authorized agents and subcontractors shall comply with the other party’s policies and procedures in relation to the use and access of the other party’s Systems provided that they do not conflict with the terms of this Agreement; provided  that to the extent such policies and procedures of Recipient make the provision of a given Service impracticable, Provider will be relieved of the obligation to provide such Service.

Section 7.04.  Access to Information.  Subject to Applicable Law and Section 7.03, Recipient shall, and shall cause its Affiliates to, with respect to any Service during the term of such Service, upon reasonable advance notice, afford Provider and its representatives reasonable access, during normal business hours, to the employees, properties, books and records and other documents that are reasonably requested in connection with the provision and receipt of such Service hereunder.

Section 7.05.  Compliance with Applicable Law.  Each party shall at all times fully comply with all Applicable Law to which such party and its Affiliates (to the extent such Affiliates are engaged in the receipt or provision of Services) is subject in connection with the receipt or provision of Services hereunder, as applicable.

Section 7.06.  Labor Matters.  All labor matters relating to employees of Provider and its Affiliates (including, without limitation, employees involved in the provision of Services to Recipient or any of its Affiliates) shall be within the exclusive control of Provider, and Recipient shall not take any action affecting such matters.  Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one party to the other.  All employees and representatives of a party and any of its Affiliates will be deemed for all compensation, employee benefits, tax and social security contribution purposes to be employees or representatives of such party or its Affiliates (or their subcontractors) and not employees or representatives of the other party or any of its Affiliates (or their subcontractors).  In providing the Services, such employees and representatives of Provider and its Affiliates (or their subcontractors) will be under the direction, control and supervision of Provider or its Affiliates (or their subcontractors) and not of Recipient or its Affiliates.

Section 7.07.  Record Retention.  Each party shall take reasonable steps to preserve and maintain complete and accurate accounts, books, and records of and supporting documentation relating to the Services provided hereunder, which records shall be retained by such party and/or its Affiliates for the period of time specified in such party’s record retention policies and procedures (which are governed by Applicable Law).

Article 8
Representations And Warranties

Section 8.01.  Representations and Warranties of Provider.  Provider represents and warrants to Recipient as of the date hereof that:

                       (a)            The execution, delivery and performance by Provider of this Agreement are within Provider’s corporate powers and have been duly authorized by all necessary corporate action on the part of Provider.  This Agreement constitutes a valid and binding agreement of Provider enforceable against Provider in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

                      (b)            The execution, delivery and performance by Provider of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by Provider of its obligations hereunder.

                       (c)            The execution, delivery and performance by Provider of this Agreement do not and will not (i)violate the certificate of incorporation or bylaws of Provider, (ii)violate any Applicable Law or (iii)constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation under any provision of any agreement or other instrument binding upon Provider, with such exceptions, in the case of clauses (ii) and (iii), as would not reasonably be expected to materially impede or delay the performance by Provider of its obligations hereunder.

Section 8.02.  Representations and Warranties of Recipient.  Recipient represents and warrants to Provider as of the date hereof that:

                       (a)            The execution, delivery and performance by Recipient of this Agreement are within Recipient’s corporate or other applicable powers and have been duly authorized by all necessary corporate or other applicable action on the part of Recipient.  This Agreement constitutes a valid and binding agreement of Recipient enforceable against Recipient in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

                      (b)            The execution, delivery and performance by Recipient of this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than any such action or filing that has already been taken or made or as to which the failure to make or obtain would not reasonably be expected to materially impede or delay the performance by Recipient of its obligations hereunder.

                       (c)            The execution, delivery and performance by Recipient of this Agreement do not and will not (i)violate the certificate of incorporation or bylaws or other equivalent organizational documents of Recipient, (ii)violate any Applicable Law or (iii)constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation under any provision of any agreement or other instrument binding upon Recipient, with such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to materially impede or delay the performance by Recipient of its obligations hereunder.

Article 9
Miscellaneous

Section 9.01.   No Agency; Independent Contractor Status.  Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.  The parties hereto acknowledge and agree that Provider is an independent contractor in the performance of each and every part of this Agreement and nothing herein shall be construed to be inconsistent with this status.  Subject to the terms and conditions of this Agreement, Provider shall have the authority to select the means, methods and manner by which any Service is performed.

Section 9.02.   Subcontractors.  Provider may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided  that, (i) Provider shall use the same degree of care in selecting any subcontractors as it would if such subcontractor was being retained to provide similar services to Provider and (ii) Provider shall in all cases remain responsible for ensuring that obligations with respect to the standards of services set forth in this Agreement are satisfied with respect to any Service provided by a subcontractor hired or engaged by Provider.

Section 9.03.   Force Majeure.  (a)For purposes of this Section 9.03, “force majeure” means an event beyond the reasonable control of either party, which by its nature was not foreseen by such party, or, if it was foreseen, was not reasonably avoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, declaration, continuation, escalation or acts of war (declared or undeclared) or acts of terrorism, failure or shortage of energy sources, raw materials or components, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, and acts, omissions or delays in acting by any Governmental Authority or the other party.

                      (b)            Without limiting the generality of Section 5.02(a), neither party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure; provided  that (i) such party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of force majeure on its obligations hereunder and (ii) nothing in this Section 9.03 shall be construed to require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected party, are contrary to its interests.  It is understood that the settlement of a strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected party.  The party affected by the force majeure event shall notify the other party of that fact as soon as practicable.

Section 9.04.   Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 9.05.   Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

                       (a)            if to Provider to:

Banco Bilbao Vizcaya Argentaria

Paseo Castellana, 81

28046 Madrid

Attention: María Jesús Arribas de Paz

Head of Corporate Legal Services

Facsimile No.: 34 91 374 6833

E-mail: mjesus.arribas@bbva.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William L. Taylor
E-mail: william.taylor@davispolk.com

                      (b)            if to Recipient to:

Oriental Financial Group Inc.
Professional Office Park S.E.
P.O. Box 195115

San Juan 00919-5115

Puerto Rico
Attention: Carlos O. Souffront
Facsimile No.: (787) 771-6896
E-mail: csouffront@orientalfg.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Victor I. Lewkow
Facsimile No.: (212) 225-3999
E-mail: vlewkow@cgsh.com

or such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 9.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 9.07.  Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.05 shall be deemed effective service of process on such party.

Section 9.08.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any covenant or agreement in this Agreement were not performed in accordance with its specific terms or otherwise were breached.  Therefore, notwithstanding anything to the contrary set forth in this Agreement, each party hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of any of the covenants or agreements in this Agreement, and to enforce specifically the performance by such first party under this Agreement.  The equitable remedies described in this Section 9.08 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

Section 9.09.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10.   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11.   Amendments and Waivers.  (a)  Any provision of this Agreement (including the Schedules hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                      (b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as set forth in Section 5.05, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.12.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided  that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Provider may assign, delegate or otherwise transfer its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates (it being understood that any such assignment, delegation or transfer shall not relieve Provider of its obligations hereunder).

Section 9.13.  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as set forth in Sections 5.03 and 5.04, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 9.14.  Construction and Interpretation.  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
By:	/s/ Javier Rodriguez Soler
	Name:	Javier Rodriguez Soler
	Title:	Attorney

ORIENTAL FINANCIAL GROUP INC.
By:	/s/ José Rafael Fernández
Name:
Title:

[Signature Page to Transition Services Agreement]

Transition Services Schedule

The parties have identified the services set forth in items (i), (ii) and (iii) below (the “Transition Services”) for inclusion in this Transition Services Schedule as services to be provided by Provider or its Affiliates to the Companies (as defined in the Acquisition Agreement).

The parties agree that to the extent a service is being provided as of the date hereof that is not included below as a Transition Service (a “Current Service”), the parties will negotiate an amendment to this Transition Services Schedule with respect to such Current Service in good faith, provided that if the parties fail to agree on an amendment to this Transition Services Schedule for any Current Service, such Current Service shall be provided by Provider or its Affiliates to the Companies in substantially the same manner as such Current Service was provided to the Companies in the ordinary course of business as of the date hereof and otherwise in accordance with the Agreement; provided further that such Current Service shall not be provided or included in the Transition Services Schedules, and shall not constitute a Transition Service, to the extent that the provision of such Current Service would require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of Provider or any of its Affiliates or to a loss or reduction of any benefit or right to which Provider or any of its

Affiliates is entitled or trigger any requirement or option for additional consideration under any provision of any Contract (as defined in the Acquisition Agreement) or other instrument binding upon Provider or any of its Affiliates.  In such an event, Section 2.02 of the Agreement will apply with respect thereto.  Except as otherwise set forth in this Schedule A, the Service Costs for Current Services shall be as set forth in the Agreement.  For the avoidance of doubt, the parties agree that none of the following shall be considered a Transition Service as of the date hereof nor a Current Service: (x) the services provided under the Service Agreement dated as of February 1, 2006 as amended as of February 7, 2007 between Provider and PR Bank regarding internal audit services, which was terminated pursuant to the Termination Agreement dated as of December 10, 2012 between Provider and PR Bank; (y) financial and insurance arrangements, including the use of correspondent banking relationships, access to lines of credit and participation in group insurance arrangements; and (z) commercial arrangements such as (1) providing support regarding commercial and marketing strategies, customer segmentation, customer pricing and risk admissions policies and (2) providing access to information regarding the clients of Provider or its Affiliates in terms of financial position, active products and customized commercial strategies.

Transition Services required, during the period starting from the date hereof until the termination of the applicable Transition Service pursuant to the Agreement, fall into the following categories:

(i)                 Day to day services to the extent being provided as of the date hereof and required for running the bank as it is being run as of the date hereof.  These services are further detailed in the paragraph below.

(ii)               Providing data for integration of information during the transition period required for regulatory, risk management, financial reporting, and for customer management purposes , to the extent provided as of the date hereof.  These services are further detailed in the paragraph below.

(iii) Services to assist in eventual transition, as required, to the Recipient’s infrastructure (“Migration Services”). These services are further detailed in the paragraph below.

Notwithstanding anything in the Agreement to the contrary, to the extent that any service is covered by the Agreement and the Existing ATA Agreement (as defined in Appendix 2), the Existing ATA Agreement shall govern the provision of such service to Recipient.  Provider shall cause Aplica Tecnología Avanzada, Sociedad Anónima de Capital Variable (“ATA”), to comply with its obligations under the Existing ATA Agreement.  For the avoidance of doubt, (a) ATA shall invoice Recipient separately for all services provided by ATA pursuant to the Existing ATA Agreement and (b) Provider shall invoice Recipient separately for all services provided by Provider pursuant to the terms of the Agreement.  Recipient shall direct all payments for such services in accordance with such invoices.

(i) The areas in which day to day services are required consist of:

a.       Use and support of applications (see Appendix 1) supporting the business operations and customer facing channels of the Companies, including:

•         Core banking and auxiliary applications to deposit originations, back office operations and payment services,

•         Branch platforms,

•         Loan origination, administration and servicing platforms, for Auto, mortgage, consumer, commercial/institutional loans, Credit Cards

•         Credit underwriting and risk management systems,

•         Customer facing systems,

•         Regulatory & compliance systems,

•         Administrative applications supporting functions such as Accounting, Human Resources, Internal Audit, etc.

b.      Networking services that provide the following data and voice services:

•         Internet connectivity

•         Wide area networking for data & voice connectivity between business locations

•         Voice services

c.       ATM and other electronic fund transfer infrastructure:

•         ATM

•         Debit card/Credit card infrastructure

•         Merchant POS connectivity

•         Domestic and international funds transfer platforms

d.      Corporate, international banking and foreign exchange transaction support (if and) as required by the Companies’ clientele currently, and

•         Connectivity to SWIFT

e.       Email, intranet and other internal applications.

(ii) The following data is required for integration of information during transition period for purposes including regulatory, risk management, financial reporting and for meeting customer expectations:

a.       Data where combined information is expected by regulatory and other agencies, including:

•         Bank Secrecy Act/Anti Money Laundering functions

•         Regulatory compliance

•         FINRA compliance

•         Call reports

•         Credit risk management data including loan ratings, loan balances and payment status

•         Financial reporting & disclosures related information

•         Customer information data regarding accounts and balances <this is in the case we decide to move forward with adding the accounts to CIS as a miscellaneous account>

b.      Technologies related to customer facing functions, including Customer Information File (CIF) interfaces, payment and electronic banking networks, etc.

c.       Data and voice connectivity between Recipient and the Companies, on the one hand, and Provider, on the other hand, to facilitate this regular interchange of information.

(iii) The following Migration Services required to facilitate the transition from the Companies’ infrastructure as of the Closing to Recipient’s infrastructure:

a.       Application conversion services including data mapping, creating data interfaces, facilitation in testing of conversion plans, actual conversion and post conversion validations.

b.      Assistance with rewriting interfaces, if any, Company applications might currently have with the Provider’s technology.

c.       Associated data and voice technology infrastructure conversions.

d.      Redirection of the Retained Domain Names to the domain names provided by Recipient.

e.       The services set forth in Appendix 2.

The Service Costs for the Transition Services shall be as set forth in the Agreement except as otherwise provided for in this Schedule A.

If the Recipient needs an increase in the scope or level of service for a Transition Service over the scope or level of service for such Transition Service provided as of the date hereof (e.g., elevated service levels, support outside of normal business hours, on-site visits, increased man hours)(an “Expanded Services Level”), then subject to the next paragraph and the other provisions hereof, the parties will negotiate an amendment to this Transition Services Schedule with respect to such Expanded Service Level in good faith.  To the extent the provision of Migration Services together with the other Services to be provided under the Agreement requires a greater scope or level of services as compared to the scope or level of services being provided as of the date hereof, such greater scope or level of services will be considered an Expanded Service Level.

For purposes of determining the Service Costs for an Expanded Service Level, the amount to be used in clause (i) of the definition of Service Costs shall be determined as follows: (i) fifty U.S. dollars (US$50.00) per hour devoted by or on behalf of Provider to Expanded Service Levels constituting general services provided in the ordinary course of Provider’s business, (ii) sixty-five U.S. dollars (US$65.00) per hour devoted by or on behalf of Provider to Expanded Service Levels constituting specialized services provided outside the ordinary course of Provider’s business (it being understood that (x) Provider shall not provide any Expanded Service Levels described in this clause (ii) without Recipient’s written consent and (y) in the event that such consent is withheld, Provider shall not be required to provide such Expanded Service Levels), and (iii) the out-of-pocket costs to the Provider for providing such Expanded Service Level, including all reasonable travel costs and expenses plus a reasonable per diem amount.  For the avoidance of doubt, any and all out-of-pocket costs incurred by Provider and its Affiliates in connection with the acquisition of new or replacement hardware, software or other equipment or materials for use by Recipient in connection with Expanded Service Levels shall be included in the amount to be used in clause (i) of the definition of the Service Costs.  Notwithstanding anything in the Agreement to the contrary, neither Provider nor any of its Affiliates shall be required to provide any Expanded Service Level to the extent such Expanded Service Level is unduly burdensome to the conduct of the business of Provider and its Affiliates.

Notwithstanding anything in the Agreement to the contrary, in no event shall Provider or any of its Affiliates be required to provide any services pursuant to the Agreement in respect of any services received prior to the date hereof by Recipient or any of its Affiliates pursuant to the Acuerdo Internacional de Software dated as of July 29, 2011 between Provider and International Business Machines S.A. (“IBM”) or the Local Transaction Document to the International Software Agreement dated as of July 29, 2011 (the “Local IBM Agreement”) between PR Bank and IBM.  Recipient hereby acknowledges that it will enter into Amendment I to the Local IBM Agreement as of the date hereof and will be solely responsible for all fees, costs and expenses associated therewith.

Appendix 1

List of Applications:  For the avoidance of doubt, any application the licenses or rights to which are owned or held by any Company as of the date hereof shall not be included in the Transition Services except to the extent, and solely to the extent, that Provider was providing support to the Companies’ use of such applications as of the date hereof.

Accounting

CEPRO MTS MAINT. FINANCE MAINT. LATIN AMERICA IDC MAINT.
Audit
AURA - Altamira (BBVA Audit)
Banking & Operations
Architecture (Arquitectura) - Altamira
LAR Altamira REGIONAL NACAR LIGERO MAINT. NACAR PESADO TECHNICAL ARCHITECTURE SUPPORT
Internet Banking
BBVA net BBVA Net Cash / BBVA Net Cash Helpdesk MANT. F ESTRUCTURALES NET CASH
IT
Intranet / Internet
Risk management (RIESGO HERR. ADMISION, RIESGO OPERACIONAL & RIESGOS OTRAS HERRAMIENTAS)
RAR – Altamira
Rating – Altamira
Riesgos Varios - Riesgo Global - Altamira
SAE SALEM – Altamira
Scorating SIC SIGRE – Altamira
SIRO – Altamira
Other
SIG SW AUTENTICACION ROBUSTA SW HERRAMIENTA DE GESTION INFORMACION DE CLIENTES SW TRANSFERENCIAS FINANCIERAS INFRAESTRUCTURA INFORMACIONAL AMERICA RECONCILIATION SOFTWARE MAINT.
Additional Services to be Provided by ATA

MANTENIMENTO APLICATIVO

•         GMM

•         SW TRANSFERENCIAS FINANCIERAS

•         CRM de America del Sur

•         MIS Regional

SOPORTE

•         ARQUITECTURA AMERICA

•         INFRAESTRUCTURA AMERICA

•         PIBEE

•         IMPLANTACIONES

ASISTENCIA TECNICA DYD CORPORATIVO

Additional Services to be Provided by Provider
ASESORAMIENTO Y CONSULTORIA DYD HOLDING MANTENIMENTO APLICATIVO • Experian-S • SIG • IDC Latam • CASH LATAM • CASH MANAG. GLOBAL AMERICA SERVICIOS DE CISO - SEGURIDAD

Notwithstanding anything in the Agreement to the contrary, Provider shall invoice Recipient separately for all Transition Services described under “Additional Services to be Provided by ATA,” and Recipient shall direct all payments for such Transition Services in accordance with such invoices.

Appendix 2

Provider and Recipient shall develop a mutually agreeable migration plan (the “Migration Plan”) setting forth the Migration Services (including, as set forth in such Migration Plan, the migration of (i) the software applications set forth in Appendix 1 (or a subset of such applications as Provider and Recipient may mutually identify and agree upon) and (ii) any software applications provided pursuant to the Existing ATA Agreement (or a subset of such applications as Provider and Recipient may mutually identify and agree upon), and in each case any data owned by Recipient stored therein, from Provider’s systems and technology to Recipient’s systems and technology).  For the avoidance of doubt, all Migration Services shall constitute Services under the Agreement.  The Migration Services shall include the preparation of the Migration Plan, and the other Migration Services will be provided in accordance with the Migration Plan.

In no event shall the Migration Services include, nor shall Provider be required to take or provide pursuant to this Appendix 2, any action or migration service other than such actions and migration services that are reasonable and not unduly burdensome to the conduct of the business of Provider and its Affiliates.  Subject to the foregoing, the Migration Services shall consist of:

•         Cooperation, knowledge transfer, and assistance in data file transfer activities

•         Provide file and data support information (data base structures, archiving methods, records layouts, etc.)

•         Hardware and software configurations

•         Hardware and software support and maintenance

•         Operations support services

•         Systems and data backups

•         Disaster recovery procedures testing and support

•         Access to information

•         Applications, systems and operations documentation

•         Migration consultancy

Without limitation of any provision of the Acquisition Agreement (including Section 7.11), and notwithstanding anything in the Agreement to the contrary, Provider and Recipient acknowledge that the Migration Services shall not require any transfer or assignment of any ownership interest in, or any cessation of use at any time of, any Licensed Software or Excluded Software by Provider or any of its Affiliates.

For purposes of the Agreement, “Existing ATA Agreement” means the Data Processing and System Management Agreement (Contrato de Prestacion de Servicios) between Aplica Tecnologia Avanzada, Sociedad Anonima de Capital Variable and PR Bank, dated as of January 1, 2011, as amended from time to time.

Schedule B

Liaisons

Recipient:
Alfredo Izquierdo
alfredo.izquierdo@orientalfg.com
787-777-2871

Provider:
Rodolfo Medina Roos - BBVA CCR - Mexico
r.medina@bbva.com
+52 55 5621 10 90